UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2022

Sisecam Resources LP
(Exact name of registrant as specified in its charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:(770) 375-2300
(Former Name or Former Address, if Changed Since Last Report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	SIRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Mr. Kaloglu as President and Chief Executive Officer
As previously disclosed, on February 11, 2022, Sisecam Chemicals USA Inc. (“Sisecam US”), a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. of Istanbul, Turkey (“Sisecam”), issued a press release announcing its intention to appoint Mr. Ertugrul Kaloglu (age 46) as President and Chief Executive Officer of Sisecam Chemicals Resources LLC (“Sisecam LLC”) and its subsidiaries, including Sisecam Resource Partners LLC (the “General Partner”), the general partner of Sisecam Resources LP (the “Partnership”), effective upon the receipt of all requisite U.S. immigration and corporate approvals. Effective as of April 15, 2022 (the “Kaloglu Effective Date”), all requisite U.S. immigration and corporate approvals will be obtained, and the Board of Directors (the “Board”) of the General Partner will appoint Mr. Kaloglu as the President and Chief Executive Officer of the General Partner, to serve until his successor has been duly elected and qualified or until his death, resignation or removal. Effective as of the Kaloglu Effective Date, Mr. Oguz Erkan will resign as the President and Chief Executive Officer of the General Partner in order to pursue other opportunities with the Ciner Group. Mr. Erkan will remain a member of the board of directors of the General Partner and continue to serve as President and Chief Executive Officer of Ciner Enterprises Inc., which owns 40% of Sisecam LLC. There are no disagreements between Mr. Erkan and the Board, the General Partner or the Partnership’s management regarding any matter relating to the Partnership’s operations, policies or practices.
Since 2017, Mr. Kaloglu has served as Direct Procurement Director at Sisecam. Mr. Kaloglu has over 25 years of experience in the global supply chain in a variety of sectors: automotive (Tenneco Automotive), household appliances (Arcelik), industrial products (Ingersoll Rand), and telecommunications (Turk Telekom). Mr. Kaloglu is an industrial engineer with a Bachelor of Science degree from Middle East Technical University and a Master of Science degree from Marmara University.
As of the Kaloglu Effective Date, Mr. Kaloglu will be employed and compensated by Sisecam LLC, subject to reimbursement by the Partnership. It is not anticipated that Mr. Kaloglu will enter into an employment agreement for his role as the President and Chief Executive Officer of the General Partner. The portion of Mr. Kaloglu’s compensation that will be payable by the Partnership includes the amount of compensation allocated to the Partnership by Sisecam LLC (and reimbursed to Sisecam LLC by the Partnership), with such allocations determined by the amount of time he actually spends working for the Partnership relative to the amount of time he spends working for Sisecam LLC and its other affiliates. Mr. Kaloglu’s initial compensation package, a portion of which will be allocated to the Partnership, will include (i) an annual base salary of $450,000 and (ii) an annual bonus target opportunity equal to 30% of his base salary.
The Partnership and the General Partner are not aware of any transactions or existing relationships in which Mr. Kaloglu has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K other than as set forth herein, and are not aware of any family relationship between Mr. Kaloglu and the General Partner’s executive officers, directors or any person nominated to become a director or executive officer of the General Partner that would require disclosure under Item 401(d) of Regulation S-K. Except as set forth herein, no material plan, contract, or arrangement was entered into or materially amended by the Partnership or the General Partner in connection with the foregoing, and there was no grant or award made by the Partnership or the General Partner to Mr. Kaloglu or modification thereto under any such plan, contract, or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: April 14, 2022

SISECAM RESOURCES LP

By:	Sisecam Resource Partners LLC, its General Partner

By:	/s/ Marla E. Nicholson
Marla E. Nicholson Vice President, General Counsel and Secretary of Sisecam Resource Partners LLC, the registrant’s General Partner